OMNICOM GROUP INC.

OMNICOM CAPITAL INC.

as Issuers

SECOND SUPPLEMENTAL INDENTURE

Dated as of July 20, 2012

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

Senior Debt Securities

Second Supplemental Indenture dated as of July 20, 2012 (the “Supplemental Indenture”) among Omnicom Group Inc., a New York corporation (the “Company”), Omnicom Capital Inc., a Connecticut corporation (“OCI” and, together with the Company, collectively referred to as the “Issuers,” and each, individually, an “Issuer”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuers, Omnicom Finance Inc., a Delaware corporation (“OFI”), and the Trustee executed and delivered an indenture dated as of March 29, 2006 (the “Indenture”) to provide for the issuance by the Issuers and OFI from time to time of Securities to be issued in one or more series as provided in the Indenture;

WHEREAS, on March 29, 2006, the Issuers, OFI and the Trustee entered into the First Supplemental Indenture to the Indenture (the “First Supplemental Indenture”), pursuant to which the Issuers and OFI issued $1,000,000,000 aggregate principal amount of 5.90% Senior Notes due 2016;

WHEREAS, as permitted by the Indenture, including the provisions of Article V thereof, OFI has been merged with and into the Company;

WHEREAS, the Issuers desire to enter into this Supplemental Indenture pursuant to the Indenture to supplement the Indenture to evidence that the Company shall succeed to, and be substituted for, and may exercise every right and power of OFI; and

         NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, that, for and in consideration of the above premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE

DEFINITIONS

Section 1.1 Relation to Base Indenture.

This Supplemental Indenture constitutes an integral part of the Indenture. In the event of inconsistencies between the Indenture and this Supplemental Indenture, the terms hereof shall govern.

Section 1.2 Definitions.

All of the terms used in this Supplemental Indenture which are defined in the Indenture shall have the meanings specified in the Indenture, unless otherwise provided herein or unless the context otherwise requires.

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ARTICLE TWO

MERGER; DISCHARGE

Section 2.1. Merger and Discharge.

The Company shall succeed to, and be substituted for, and may exercise every right and power of OFI, and consequently, OFI is hereby discharged and released from any obligations under the Indenture.

ARTICLE THREE

LIABILITY OF TRUSTEE

Section 3.1 Trustee Not Responsible for Recitals.

The Trustee shall not be responsible in any matter whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuers.

ARTICLE FOUR

MISCELLANEOUS

Section 4.1. Ratification and Effect.

         Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

         Upon and after the execution of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof” or words of like import referring to the Indenture shall mean and be a reference to the Indenture as modified hereby.

Section 4.2 Governing Law.

         THIS SUPPLEMENTAL INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

Section 4.3 Counterpart Originals.

         This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 4.4 Effect of Headings.

The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

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Section 4.5. Severability.

In case any provision in this Supplemental Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.6. Ratification of Indenture; Supplemental Indenture Part of Indenture.

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 4.7. Trust Indenture Acts Controls.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “TIA”), that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

(Signatures on following page)

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

Omnicom Group Inc.
By:	/s/ Randall J. Weisenburger
	Name:	Randall J. Weisenburger
	Title:	Executive Vice President and Chief Financial Officer

Omnicom CAPITAL Inc.
By:	/s/ Eric Huttner
	Name:	Eric Huttner
	Title:	Executive Vice President

Omnicom Group Inc., as successor to Omnicom Finance Inc.
By:	/s/ Randall J. Weisenburger
	Name:	Randall J. Weisenburger
	Title:	Executive Vice President and Chief Financial Officer

Deutsche Bank Trust Company Americas, as Trustee
By:	/s/ Christina Van Ryzin
	Name:	Christina Van Ryzin
	Title:	Vice President
By:	/s/ Kisha A. Holder
	Name:	Kisha A. Holder
	Title:	Vice President